EXHIBIT 95

MINE SAFETY DISCLOSURES

As previously disclosed in our Form 10-K for the fiscal year ended December 31, 2011, a subsidiary of the Company occasionally performs maintenance work at mines covered by the Federal Mine Safety and Health Act of 1977. The subsidiary was previously issued three citations by the U.S. Mine Safety and Health Administration (“MSHA”) for alleged violations of federal mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard, stemming from an accident at a customer’s mine that resulted in the death of one employee of such subsidiary during normal maintenance activities conducted by the subsidiary at the customer’s mine. All of the alleged violations were timely abated. One of the citations, which the subsidiary contested, proposed an assessment of $15,000. In March 2012, the subsidiary agreed to withdraw its legal contest and pay the assessment on condition that nothing about the subsidiary’s withdrawal be deemed to constitute an admission of a violation of the Federal Mine Safety and Health Act of 1977 or MSHA regulations, or to constitute an admission of civil liability under any local, state or federal statute or any principle of common law. The withdrawal has been accepted by the administrative law judge and will become a final Federal Mine Safety and Health Review Commission order in the second quarter of 2012.